Exhibit 10.1

Fox Capital Group, Inc.

P: (800) 895-4424 | F: 866-557-0455 | underwriting@foxbusinessfunding.com

FUTURE RECEIVABLES SALE AND PURCHASE AGREEMENT

This Agreement (“Agreement”) dated July 20, 2022, is made between Fox Capital Group, Inc. (“FCG”) and the following merchant(s) (hereinafter, “Merchant”), owner (s) (“Owner”) and guarantor(s) (“Guarantor”):

Legal Name of Merchant(s): MCA WESTOVER HILLS OPERATING COMPANY, LLC and entities appearing on “Exhibit D”

D/B/A:

Form of Entity: LLC

State of Organization: TX

EIN #:

Physical Address: 10910 TOWN CENTER DR, SAN ANTONIO, TX, 78251

Mailing Address: 8800 VILLAGE DR, SUITE 201, SAN ANTONIO, TX, 78217

“Purchase Price”	“Purchased Percentage”	“Purchased Amount”	“Daily Remittance”
$85,000.00	20.0%	$120,700.00	$754.38
			[Per Addendum: Weekly Remittance $3,771.90]

MCA Westover Hills Operating Company, LLC

By:	/s/ James Thaddeus Walesa
Name:	James Thaddeus Walesa
Title:	CEO
Business Phone:

OWNER/GUARANTOR #1

By:	/s/ James Thaddeus Walesa
Name:	JAMES THADDEUS WALESA
SSN:
Email:
Phone:
Address:

Subject to the Terms and Conditions below (“Terms”), Merchant hereby sells, assigns, and transfers to FCG (making FCG the absolute owner) in consideration of the Purchase Price specified above, the Purchased Percentage of all of Merchant’s future accounts, receivables, contract rights and other entitlements arising from or relating to the payment of monies from Merchant’s customers, vendees and/ or other third-party payors (including all payments made by cash, check, credit card, debit card, electronic payment application, electronic transfer or other form of monetary payment in the ordinary course of the Merchant’s business for the payments due to Merchant as a result of Merchant’s sale of goods and/or services (the “Receipts”)), until the entire Purchased Amount has been delivered by or on behalf of Merchant to FCG. This sale of Receipts to FCG is made without recourse against Merchant or any Guarantors, except as specifically set forth in this Agreement. In consideration of the sale by Merchant to FCG of the Receipts, FCG agrees to pay to Merchant the Purchase Price (reduced by any applicable fees), which shall be delivered to Merchant following Merchant’s execution of this Agreement. FCG’s payment of the Purchase Price (minus any applicable fees) shall be deemed the acceptance and performance by FCG of this Agreement.

Fox Capital Group, Inc.

P: (800) 895-4424 | F: 866-557-0455 | underwriting@foxbusinessfunding.com

THIS IS NOT A LOAN. Merchant is selling a portion of a future revenue stream to FCG at a discount, not borrowing money from FCG. There is no interest rate or payment schedule and no time period during which the Purchased Amount must be collected by FCG. In lieu of calculating the value of the Purchased Percentage of the Receipts each day, Merchant shall remit the Daily Remittance, which is a good faith approximation by FCG and Merchant of (a) the Purchased Percentage multiplied by (b) the gross revenues of Merchant during the previous calendar month divided by (c) the number of business days in the previous calendar month. The initial Daily Remittance shall be as described above. Merchant going bankrupt or going out of business, or experiencing a slowdown in business or a delay in collecting its receivables, in and of themselves, do not constitute a breach of this Agreement. Under such circumstances, the Daily Remittance shall be subject to reconciliation or adjustment as set forth in Paragraph 1.4 of the Terms and Conditions provided Merchant is not otherwise in default of this Agreement and makes a reconciliation request. FCG is entering this Agreement knowing the risks that Merchant’s business may slow down or fail. FCG assumes these risks based on Merchant’s, each Owner’s and each Guarantor’s representations, warranties, and covenants in this Agreement, which are designed to give FCG a reasonable and fair opportunity to receive the benefit of its bargain. Merchant and each Guarantor are guaranteeing performance of the terms of this Agreement and are not guaranteeing absolute payment of the Purchased Amount. Nothing in this Agreement to the contrary, Merchant shall operate its business in good faith and do nothing to intentionally cause the diminution or diversion of its Receipts.

So long as Merchant is generating Receipts and has not requested a reconciliation, FCG will debit the Daily Remittance each business day from one depositing bank account, which account must be acceptable to, and pre-approved by FCG (the “Account”), into which Merchant and Merchant’s customers shall exclusively remit all Receipts (regardless of the method by which Merchant receives them), until such time as FCG receives remittance in full of the Purchased Amount (except in the case that Merchant ceases to receive Receipts because it goes out of business or goes bankrupt in the regular course of its business). Merchant hereby authorizes FCG to ACH debit the Daily Remittance from the Account on each business day (i.e., Monday through Friday but not bank holidays), and to ACH debit the Daily Remittance twice on the first business day following a bank holiday that falls on Monday through Friday. Merchant understands that it is responsible for ensuring that an amount sufficient to cover the Daily Remittance to be debited by FCG remains in the Account. In the event that there will be insufficient funds in the Account such that the debit of the Daily Remittance will not be honored by Merchant’s bank, Merchant shall give 24 hours’ written notice (or other reasonable notice as necessitated by the circumstances) to FCG such that FCG may be able to cancel any pending debits, and shall promptly provide to FCG any requested documentation to verify Merchant’s revenues and account balances and allow for daily monitoring of its bank accounts. Provided there is no other Event of Default (as defined in Section 3.1 of the Terms), Merchant will not be held in default if timely notice of insufficient funds is provided and Merchant cooperates in providing information requested. Merchant will be held responsible for any fees incurred by FCG resulting from a rejected ACH attempt (unless timely notice of insufficient funds is provided to FCG) or caused by another Event of Default. FCG is not responsible for any overdrafts or rejected transactions that may result from FCG’s ACH debiting the Daily Remittance under the terms of this Agreement. Notwithstanding anything to the contrary in this Agreement or any other agreement between FCG and Merchant, upon the occurrence of a default under Sections 1.11 or 3.1 of the Terms, FCG shall be entitled to immediately collect any outstanding amount of the Purchased Amount as damages.

Fox Capital Group, Inc.

P: (800) 895-4424 | F: 866-557-0455 | underwriting@foxbusinessfunding.com

FEE SCHEDULE

THE FOLLOWING “FEE SCHEDULE” INCLUDES ALL FEES AND LIQUIDATED DAMAGES APPLICABLE UNDER THIS AGREEMENT (OTHER THAN ATTORNEYS’ FEES AND COLLECTIONS COSTS ASSESSED IN AN EVENT OF DEFAULT):

CLOSING COSTS

A.	Origination Fee:	$ 3,400.00	to cover cost of origination and ACH Setup.*

B.	Underwriting Fee:	$ 295.00	to cover underwriting and related expenses.*

C.	Processing Fee:	$ 0.00	to cover cost of origination and ACH Setup.*

APPLICABLE FEES

D.	Wire Fee: Each Merchant shall receive their funding electronically to their designated bank account and will be charged $50 for a federal wire or $0 for a bank ACH. *

E.	Bank Change Fee: $150 when Merchant requires a change of the Account, which requires changes to FCG’s records and systems.

F.	NSF Fee (Standard): $50 (each) to cover bank charges for Not Sufficient Funds in Merchant’s bank account unless Merchant provides timely notice. A default may be declared after three (3) or more occurrences.

G.	Stacking Fee: For each occurrence, $5,000.00 or 10% of the balance of the undelivered Purchased Amount at the time of breach, whichever is greater, to be charged if Merchant has sold or sells any future receipts to, or has obtained or obtains a loan or advance secured by any future receipts from any person or entity without FCG’s prior written consent, due to increased risk profile.**

H.	Unauthorized Account Fee: $5,000 or 10% of the balance of the undelivered Purchased Amount at the time of breach, whichever is greater, to be charged if Merchant blocks any one of FCG’s ACH debits of the Account, simultaneously uses multiple bank accounts or credit card processors to deposit or process its Receipts, or prevents FCG from electronic monitoring of the Account, or otherwise violates paragraph 1.5 of the Agreement due to increased risk profile.**

I.	Court costs, collection agency fees, attorneys’ fees, expert fees, other related collections costs and costs for indemnification, as provided in the Terms of the Agreement.

All fees and/or liquidated damage amounts (i) may be added to the balance owed to FCG under the Agreement (if not already paid out of the Purchase Price), and (ii) are in addition to FCG’s rights and remedies under the Agreement, including the right to declare Merchant in default.

Total fees of $3,695.00 shall be deducted from the Purchase Price prior to funding. Merchant will receive a net purchase price in the amount of $81,305.00 at the time of delivery by FCG.

* These fees will be paid out of the Purchase Price/funding amount.

** Merchant acknowledges these fees as liquidated damages, and not as penalties, and reasonable estimates of the damages likely to be incurred by FCG in the event of Merchant’s breach of the Agreement.

Fox Capital Group, Inc.

TERMS AND CONDITIONS

� TERMS OF ENROLLMENT IN PROGRAM

1.1 **Term of Agreement.** This Agreement for the purchase and sale of future Receipts does not have a fixed duration or term, making the term potentially infinite. The term of this Agreement shall commence as of the **"Effective Date"**, which shall be calculated as the later of: (i) the date set forth in the preamble to this Agreement, and (ii) the date when FCG paid the Purchase Price to Merchant. This Agreement shall expire on either (a) the date ("Expiration Date") when the Purchased Amount and all other sums due to FCG are received by FCG in full, as per the terms of this Agreement, or (ii) provided Merchant is not in default under any term of this Agreement, the date of the total failure of Merchant's business and the complete cessation of all Receipts.

1.2 **ACH Authorization and Agreement with Processor.** Throughout the term of this Agreement, Merchant irrevocably authorizes FCG and/or its agent(s) to deposit the Purchase Price or any amounts owed to Merchant into the Account by electronic check or automated clearing house (ACH), and to debit by electronic check or ACH from the Account any amounts owed to FCG, including without limitation (a) the Daily Remittance or (b) the entire Purchased Amount (together with applicable fees) in the event that Merchant defaults under this Agreement. Merchant shall (a) execute an ACH authorization form in favor of FCG in the form annexed as **"Exhibit A"** to authorize FCG to obtain electronic fund transfer services to and from the Account, and (b) if applicable, execute an agreement acceptable to FCG with a credit and debit card processor (the "Processor") instructing the Processor to deposit all Receipts into the Account (from which FCG may debit amounts owed to it by Merchant). As of the Effective Date, the Account is as listed on Exhibit A. If Merchant needs to change the designated Account for any reason, Merchant must seek advance written approval from FCG, for which FCG shall not unreasonably withhold consent, and provide a new ACH authorization form with the updated account information. It is Merchant's exclusive responsibility to pay to its banking institution and to compensate FCG in case FCG is charged by its banking institution (in accordance with the Fee Schedule) for any fees, charges and expenses incurred by either FCG or Merchant due to rejected electronic checks or ACH debit attempts, overdrafts or rejections.

1.2.1. Throughout the term of this Agreement, Merchant irrevocably grants access to FCG to view the Account information through the bank's webpage or other electronic access for the purpose of verifying Merchant's receivables, Receipts, deposits, and withdrawals into and from the Account, and shall execute the form annexed as **"Exhibit B"**, providing FCG and/or its authorized agent(s) with all of the information, authorizations and passwords necessary for such purposes. Merchant understands that any attempt to block FCG's access to the Account or refusal to provide FCG with login credentials to the Account constitutes a default under this Agreement.

1.2.2. The authorizations in this Section 1.2 apply not only to the approved Account but also to any subsequent or alternate account used by the Merchant for its Receipts, whether pre-approved or agreed to by FCG or not. This additional authorization is not a waiver of FCG's entitlement to declare this Agreement breached by Merchant as a result of its use of an account which FCG did not first pre-approve in writing prior to Merchant's use thereof. The aforementioned authorizations shall be irrevocable without the written consent of FCG. The purported revocation of such authorizations shall constitute a breach of this Agreement.

1.2.3. In the event the Account or Processor shall become unavailable or shall cease providing services to Merchant during the term of this Agreement, prior to the first date of such unavailability or cessation of services, Merchant shall arrange for another Account or Processor and obtain advance written approval from FCG for the same.

1.3 **Acceleration.** Merchant may at any time after receipt from FCG of the Purchase Price accelerate delivery to FCG of the then undelivered portion of the Purchased Amount (such amount, the **"Outstanding Purchased Amount"**) in accordance with the following procedures:

1.3.1. Unless otherwise agreed to in writing by FCG, the Outstanding Purchased Amount can only be delivered in full and not partially

1.3.2. Merchant shall request the right to accelerate the delivery of the Outstanding Purchased Amount by notifying FCG to that effect, provided that such notice shall be in writing (by email to underwriting@foxbusinessfunding.com) and must contain information on the source(s) of the funds to be used for delivery of the Outstanding Purchased Amount and the approximate date of such delivery. FCG shall respond to Merchant's request within three business days from the date of its receipt by FCG, in which it will indicate the exact amount of the Outstanding Purchased Amount as of the date of the intended delivery by Merchant. As of the date agreed upon as between FCG and Merchant, Merchant shall deliver or cause to be delivered to FCG the full amount of the Outstanding Purchased Amount.

1.3.3. Under no circumstances shall Merchant suspend or modify, or cause to be suspended or modified, the delivery to FCG of the Daily Remittance prior to the delivery of the Outstanding Purchased Amount to FCG. Provided Merchant is not in default of this Agreement and no fees are due to FCG, upon delivery of the full Outstanding Purchased Amount to FCG, Merchant's obligations to FCG pursuant to this Agreement shall be fulfilled.

1.3.4. Upon FCG's receipt of the Outstanding Purchased Amount, FCG shall notify its payment processor or the bank at which the Account is located to stop transferring Daily Remittance from the Account. If FCG shall have received one or more Daily Remittances after delivery of the Outstanding Purchased Amount (due to the processor's or bank's delay in processing FCG's request or for any other reason), FCG will return the overage to Merchant. Nevertheless, Merchant acknowledges and agrees that FCG shall have the right to apply the overage toward Merchant's outstanding financial obligations to FCG under any separate agreement between Merchant and FCG (if any) in exchange for, and as an adequate and sufficient consideration for, FCG granting Merchant the right to accelerate the delivery of the Outstanding Purchased Amount.

1.4 **Reconciliation of the Daily Remittance.**

1.4.1. Either party may give notice to the other for a reconciliation of the Daily Remittance to more accurately reflect the Purchased Percentage for the two week period prior to notice being given. In the event of such reconciliation, the Daily Remittance will either be (i) increased if the amount remitted to FCG was less than the Purchased Percentage of all revenue of Merchant for the previous thirty calendar days or (ii) decreased if the amount received by FCG was more than the Purchased Percentage of all revenue of Merchant during the previous two weeks. In the event Merchant requires a reconciliation to decrease the amount of the Daily Remittance, it shall be Merchant's sole responsibility to initiate by instituting the process in Section 1.4.2. If a reconciliation is required, FCG shall modify the Daily Remittance such that the modified Daily Remittance amount is a good faith approximation by FCG of the (a) Purchased Percentage multiplied by (b) the gross revenues of Merchant during the previous two weeks divided by (c) the number of business days in the previous two weeks. Any reconciliation will extend or reduce the duration of the period over which the Purchased Amount is delivered.

1.4.2. In the event that Merchant desires a reconciliation of the Daily Remittance, it shall be Merchant's sole responsibility to make a formal written request for a reconciliation. Requests for reconciliation must be made by email and shall include a copy of Merchant's most recent bank statements or credit card processing statements as well as Merchant's account reports showing transactions in the month to date, or other documents or reports available to Merchant for the verification of its revenues. Email requests to FCG must be made to FCG at reconciliation@foxbusinessfunding.com, with the subject line "Request for Reconciliation." The reconciliation shall be made by FCG within two business days of notice being given and shall be effective as of the date of the notice (such that any overpayment by Merchant after the date of the notice shall be credited to future remittances to be made). Merchant shall not be in default if it does not have the amount of the higher Daily Remittance on account each day between making its request for reconciliation and FCG's reconciliation and adjustment of the debits through its payment processor, provided however that Merchant shall at the time of making the reconciliation request notify FCG that it has an insufficient balance and no other Event of Default has occurred. For avoidance of doubt, Merchant must not suspend or otherwise block FCG's ability to debit the Account during this period. Merchant shall have the right to request a reconciliation as many times during the term of this Agreement as it deems proper, and FCG shall comply with each such request provided that:
(i) each such request is made in accordance with the terms of Section 1.4; and (ii) if a request for reconciliation is made after the expiration of the term of this Agreement and, as the result of such reconciliation, the total amount actually debited by FCG will become less than the Purchased Amount, then and in such event the term of this Agreement shall automatically be extended until the time when the total amount actually debited pursuant to this Agreement shall become equal to the Purchased Amount.

1.4.3. Nothing set forth in Section 1.4 shall be deemed to: (i) provide Merchant with the right to interfere with FCG's right and ability to debit the Account while the request for reconciliation of Merchant's receipts is pending or until the Purchased Amount is collected by FCG in full, or (ii) prevent FCG, in its sole and absolute discretion, from providing any other accommodations, reschedulings or adjustments to Merchant, as may be requested by Merchant from time-to-time. Nor shall Section 1.4 require FCG to reconcile remittances for any period other than the two-week period prior to any request by the Merchant for reconciliation.

1.5 **Financial Condition**

1.5.1. Merchant, each Owner and each Guarantor authorize FCG and its agents to investigate their financial responsibility and history, and will provide to FCG any authorizations, bank or financial statements, tax returns and other financial records as FCG deems necessary in its sole and absolute discretion prior to or at any time after execution of this Agreement through the Expiration Date. A photocopy of this Agreement and accompanying documents will be deemed as acceptable as an authorization for release of financial and credit information. FCG is authorized to update such information and financial and credit profiles from time to time as it deems appropriate. In addition to the authorizations set forth in Section 1.2 of this Agreement, Merchant authorizes all of its banks, brokers and processors to provide FCG with Merchant's banking, brokerage and/or credit card or other payment processing history to determine qualifications for this merchant cash advance transaction, compliance with this Agreement and for collections purposes. Notwithstanding Merchant's provision of its bank account log-in credentials, upon written request from FCG, Merchant shall provide FCG with copies of any documents related to Merchant's credit card processing activity or financial and banking affairs within five days.

1.5.2. Merchant represents that in entering this Agreement it previously disclosed to FCG (i) any and all bank, depository or other financial accounts currently maintained by Merchant for the purposes of Merchant's business including without limitation the Account, (ii) all current sources of Merchant's Receipts, revenues and receivables (including without limitation credit and debit card processors, electronic check or ACH processors, and customers or other third parties with significant accounts payable to Merchant), and (iii) all current sources of actual or potential financing, including without limitation, other merchant cash advance funders or lenders (all together, "Merchant's Financials"), and further represents that any documentation previously provided to FCG concerning Merchant's Financials is full, complete and accurate and has not omitted any of Merchant's Financials. Merchant acknowledges that FCG has relied upon such disclosures as a material consideration in entering into this Agreement. Following the Effective Date, it shall be a material breach of this Agreement for Merchant to without prior written permission from FCG (i) open another bank or credit card or payment processing account at a financial institution other than the bank at which the Account is located or the Processor, (ii) open another account at the bank at which the Account is located or with the Processor and into which account Merchant diverts its receivables or any portion thereof, or (iii) divert Merchants' receivables or any portion thereof from the Account to another bank account under the control of Merchant or a third-party

1.6 **Indemnification.** Merchant, each Owner and each Guarantor jointly and severally indemnify and hold harmless the Processor or the Merchant's bank at which the Account is located, or either of their officers, directors and shareholders, against all losses, damages, claims, liabilities and expenses (including reasonable attorneys' fees) incurred by Processor or the bank resulting from (a) claims asserted by FCG for monies owed to FCG from Merchant and (b) actions taken by Processor or the bank in reliance upon any fraudulent, misleading, or deceptive information or instructions provided by Merchant. Processor and the bank are third-party beneficiaries of this provision. Merchant and each Guarantor waive any right to seek indemnification or contribution from FCG for such losses.

1.7 **No Liability.** In no event will FCG be liable for any claims asserted by Merchant, any Owner or any Guarantor under any legal theory for lost profits, lost revenues, lost business opportunities, exemplary, punitive, special, incidental, indirect or consequential damages, each of which is waived by both Merchant, each Owner and each Guarantor. In the event that these claims are nonetheless raised, Merchant and each Guarantor will be jointly and severally liable for FCG's attorneys' fees and expenses resulting therefrom in accordance with Section 3.4. Further, the above notwithstanding, in no event will FCG's total liability to the Merchant for any claim or action exceed the amount of the Purchase Price.

1.8 **Reliance on Terms.** Sections 1.2, 1.3, 1.4, 1.5, 1.6 and 2.5 of this Agreement are agreed to for the benefits of Merchant, FCG, Processor and Merchant's bank, and, notwithstanding the fact that Processor and the bank are not parties to this Agreement, Processor and the bank may rely upon their terms and raise them as a defense in any action.

1.9 **Sale of Receipts.**

1.9.1. Notwithstanding any other provision of this Agreement, Merchant and FCG acknowledge and agree that the Purchase Price under this Agreement is in exchange for the Purchased Amount of Merchant's Receipts, and that such Purchase Price is not intended to be, nor shall it be construed, as a loan from FCG to Merchant. There is no interest rate or payment schedule in this Agreement. FCG has purchased and shall own all the Receipts described in this Agreement up to the full Purchased Amount as the Receipts are created except that so long as the Merchant is not in default, Merchant shall only be required to deliver the Daily Remittance each business day until the Purchased Amount is delivered in full. Remittances made to FCG in respect of the full amount of the Receipts shall be conditioned upon Merchant's sale of products and services, and the remittances therefor by or on behalf of Merchant's customers. FCG is a bona fide purchaser of the Purchased Amount for fair value. Merchant agrees that the Purchase Price equals the fair market value for the risk undertaken by FCG in consideration for the Purchased Amount of Merchant's Receipts.

1.9.2. FCG agrees to purchase the Receipts knowing the risks that Merchant's business may slow down, go bankrupt or fail, and FCG assumes this risk based exclusively upon the information provided to it by Merchant and Merchant's business operations prior to the date of this Agreement, and upon Merchant's representations, warranties and covenants contained in this Agreement that are designed to give FCG a reasonable and fair opportunity to receive the benefit of its bargain. This sale of Receipts is made without express or implied warranty to FCG of collectability of the Receipts and without recourse against Merchant, any Owner or any Guarantor if Receipts are not generated in the regular course of Merchant's business operations or cannot be collected, except as specifically set forth in this Agreement. Thus, the period of time over which it will take FCG to collect the Purchased Amount is not fixed, is unknown to both parties as of the Effective Date and will depend on how well or poorly Merchant's business performs following the Effective Date. As an extreme example, in the event Merchant's business ceases to exist after FCG's purchase of the Receipts and prior to the delivery of the Purchased Amount as a result of a cessation of revenues for reasons outside Merchant's control, FCG may never collect all or a substantial portion of the Purchased Amount.

1.9.3. In no event shall the Purchased Amount, the aggregate of any amounts or any portion thereof be deemed as interest. It is the express intention of the parties that Merchant not pay or contract to pay, and that FCG not receive or contract to receive, directly or indirectly in any manner whatsoever, any amount deemed to be interest in excess of that which may be paid by Merchant under applicable law. As a result thereof, absent a modification agreed to in writing by Merchant, the Purchased Amount can never increase above the amount set forth on the first page of this Agreement.

1.9.4. In the event a court of competent jurisdiction finds this Agreement to be a loan or to require the payment of interest, despite the parties specifically representing that it does not require payment of interest, this Agreement shall be modified such that no sum charged or collected hereunder shall exceed the highest rate permissible by New York law (which is currently 16%). The rate in effect hereunder shall automatically be reduced to the maximum rate permitted by applicable law, and FCG shall promptly refund to Merchant any interest received by FCG in excess of the maximum lawful rate.

1.9.5. Merchant agrees that it will treat the Purchase Price and Purchased Amount in a manner consistent with a sale in its accounting records and tax returns and not as a loan. Merchant hereby waives any rights of privacy, confidentiality or taxpayer privilege in any litigation or arbitration arising out of this Agreement in which Merchant asserts that this transaction is anything other than a sale of future receipts.

1.9.6. Because the parties acknowledge and rely upon the lawfulness of this transaction under the laws of the State of New York and the fairness of its terms, Merchant knowingly and willingly waives and is estopped from asserting any claim or defense of usury in any legal action or proceeding, whether based on New York law or the law of any other jurisdiction.

1.10 **[Intentionally Omitted.]**

1.11 **Protections against Default.** The following protections may be invoked by FCG immediately and without notice to Merchant in the event that: (a) Merchant, without notice to FCG, takes any action to discourage the use of electronic check or credit or debit card processing that is settled through Processor or the Account, or permits any event to occur that could have an adverse effect on the use, acceptance, or authorization of checks or other payments or deposits for the purchase of Merchant's services and products; (b) Merchant, without notice to FCG, changes its arrangements with Processor or the bank at which the Account is located in any way that is adverse or unacceptable to FCG; (c) Merchant, without notice to FCG, changes the processor through which the Receipts are settled from Processor to another processor, or permits any event to occur that could cause diversion of any of Merchant's check, credit card, debit card or deposit transactions to another processor; (d) Merchant intentionally interrupts the operation of its business or transfers, moves, sells, disposes, diverts or otherwise conveys its business and/or assets (including its customers or receivables) without (i) the express prior written consent of FCG, and (ii) the written agreement of any purchaser or transferee to assume all of Merchant's obligations under this Agreement pursuant to documentation satisfactory to FCG; (e) Merchant, without notice to FCG, takes any action, fails to take any action, or offers any incentive (economic or otherwise) the result of which will be to induce any customer or customers to pay for Merchant's services with any means other than payments, checks or deposits that are settled through Processor or deposited in the Account or otherwise violates Section 2.7; (f) Merchant fails to remit its receivables into the Account; (g) Merchant, without notice to FCG, opens another account at a financial institution other than the bank at which the Account is located, or opens another account at the bank at which the Account is located and into which account Merchant diverts deposit of its receivables or any portion thereof, without prior written permission from FCG; (h) Merchant blocks FCG's viewing access to the Account, including by changing its log-in credential or otherwise; (i) Merchant fails to provide financial documents or other information requested by FCG including, without limitation, copies of any documents related to Merchant's credit card or payment processing activity or financial and banking affairs (pursuant to Sections 1.2 and 1.5) within five days after a request from FCG, which failure to provide same shall also constitute evidence of Merchant's violation of Section 1.11(a)-(i); or (j) any Event of Default as defined in Section 3.1. These protections are cumulative and not exclusive, and are in addition to any other remedies available to FCG at law, in equity or otherwise pursuant to this Agreement.

Protection 1. FCG may declare the full uncollected Purchased Amount plus any fees due under this Agreement (including attorneys' fees) due and payable immediately.

Protection 2. FCG may enforce the provisions of the below Pledge of Security or Guaranty.

Protection 3. FCG may proceed to protect and enforce its rights and remedies by lawsuit. In any such lawsuit, if FCG prevails against Merchant, Merchant shall be liable for all of FCG's costs of the lawsuit, including but not limited to all reasonable attorneys' fees and court costs as provided in Section 3.4 of this Agreement.

Protection 4. This Agreement shall be deemed Merchant's assignment to FCG of Merchant's lease of Merchant's business premises to the extent permitted under the lease and applicable law ("Assignment of Lease"). Upon breach of any provision in this Agreement, FCG may exercise its rights under this Assignment of Lease without prior notice to Merchant.

Protection 5. FCG may debit Merchant's depository accounts wherever situated by means of ACH debit for all sums due to FCG.

Protection 6. FCG shall have the right, without waiving any of its rights and remedies and without notice to Merchant and/or each Guarantor, to notify the Processor, any other credit card or payment processor used by Merchant, or any third party having monies owed to Merchant, of the sale of Receipts under this Agreement, and to direct such credit card, payment processor or other third party to make payment to FCG of all or any portion of the amounts received by such credit card, payment processor or third party on behalf of Merchant.

1.12 **Protection of Information.** Merchant and each person signing this Agreement on behalf of Merchant and/or as Owner or Guarantor, in respect of himself or herself personally, authorize FCG to disclose information concerning Merchant's and each Owner's and each Guarantor's credit standing (including credit bureau reports that FCG obtains) and business conduct only to agents, affiliates, subsidiaries, funding partners and credit reporting bureaus. Merchant, each Owner and each Guarantor hereby waive to the maximum extent permitted by law any claim for damages against FCG or any of its affiliates relating to any (i) investigation undertaken by or on behalf of FCG as permitted by this Agreement, or (ii) disclosure of information as permitted by this Agreement.

1.13 **[Intentionally Omitted.]**

1.14 **Publicity.** Merchant, each Owner and each Guarantor all hereby authorize FCG to use its, his, or her name and logo in listings of clients and in advertising and marketing materials.

1.15 **D/B/A's.** Merchant hereby acknowledges and agrees that FCG may be using "doing business as" or "d/b/a" names or acting through authorized agents in connection with various matters relating to the transaction between FCG and Merchant, including the filing of UCC-1 financing statements and other notices or filings.

1.16 **Phone Recordings and Contact Authorized.** To the maximum extent permitted by law, Merchant agrees that any call between FCG and Merchant and their agents and employees may be recorded or monitored. Further, Merchant agrees that (i) it has an established business relationship with FCG, its employees and agents and that Merchant may be contacted from time-to-time regarding this or other business transactions; (ii) that such communications and contacts are not unsolicited or inconvenient; and (iii) that any such contact may be made at any phone number, email address or facsimile number given to FCG by the Merchant, its agents or employees, including cellular telephones. Merchant also agrees that FCG may use any other medium not prohibited by law, including but not limited to mail, e-mail, text message and facsimile to contact Merchant. Merchant expressly consents to conduct business by electronic means.

1.17 **Applicable Fees and Closing Costs.** Merchant acknowledges that the applicable fees and closing costs (that is, such costs as are payable at the time of the execution of this Agreement) that may be charged by FCG are set forth in the Fee Schedule in the beginning of this Agreement and were subject to arms-length negotiation between Merchant and FCG. Merchant hereby agrees to pay the closing costs in full from the Purchase Price and authorizes FCG to apply a portion of the Purchase Price due to Merchant toward satisfaction of the closing costs by deducting the amount of the closing costs from the Purchase Price prior to delivering it to Merchant. For avoidance of doubt, the deduction of the closing costs from the Purchase Price shall not be deemed to be a reduction of the Purchase Price. Additionally, to the extent that Merchant has agreed to a broker fee with a third-party broker with respect to this Agreement (which is not a party hereto), Merchant hereby requests and agrees for FCG to withhold from the Purchase Price, and pay to the third-party broker associated with this Agreement, the professional service fee in the Fee Schedule contained at the beginning of this Agreement. Other than the fees listed in this Agreement, FCG is NOT CHARGING ANY ADDITIONAL FEES OR CLOSING COSTS to Merchant and if Merchant is charged by any other party for any fee not listed in this Agreement, such fee is not charged by FCG. Moreover, as since the funds delivered to merchant as part of the Purchase price must be used to ensure Merchant's continued success, Merchant warrants and covenants not to pay any fee and/or commission with regard to this transaction other than as provided for herein.

1.18 **Multiple Merchant Entities.** In the event the term "Merchant" (as used on page 1) is comprised of more than one entity, then the term "Merchant" as used in this Agreement shall mean all such entities, individually and collectively, each of which is an affiliate of all other such entities, that is such entity or any Owner or Guarantor controls, is under the control of, or has direct or indirect common ownership with the other entities, or any Owner or Guarantor. The representations, warranties, covenants, obligations and liabilities of each Merchant entity shall be joint and several under this Agreement. The liability of each Merchant entity under this Agreement shall be direct and immediate and shall not be conditional or contingent upon the pursuance of any remedies against any other person or entity, including any other Merchant entity. The Specified Percentage, Receipts, Daily Remittance, and Purchased Amount shall apply to each of the Merchant entities.

1.19 **Application of Amounts received by FCG.** FCG reserves the right to apply amounts received by it under this Agreement to any fees or other charges due to FCG from Merchant prior to applying such amounts to reduce the amount of any outstanding Purchased Amount. Merchant, each Owner and each Guarantor represent, warrant and covenant that, as of this date and during the term of this Agreement.

2. REPRESENTATIONS, WARRANTIES, AND COVENANTS

Merchant, each Owner and each Guarantor represent, warrant and covenant that, as of this date and during the term of this Agreement:

2.1 **Financial Condition and Financial Information.** Merchant's, any Owner's or any Guarantor's bank and financial statements (copies of which have been furnished to FCG, and future statements which will be furnished hereafter at the request and discretion of FCG) fairly represent the financial condition of Merchant and each Guarantor at such dates, and since those dates there has been no material adverse changes, financial or otherwise, in such condition, operation, or ownership of Merchant. Merchant and each Guarantor have a continuing, affirmative obligation to advise FCG of any material adverse change in their financial condition, operations, or ownership.

2.2 **Governmental Approvals and Compliance.** Merchant is in compliance and, during the term of this Agreement, shall comply, with all laws and has and will maintain valid permits, authorizations and licenses to own, operate and lease its properties and to conduct the business in which it is presently engaged and/or will engage in hereafter. Merchant is not in default of, and will promptly pay, all necessary federal, state and local taxes, including but not limited to income, employment, sales and use taxes, imposed upon Merchant by law, and will maintain workers compensation insurance required by applicable governmental authorities.

2.3 **Authorization.** Merchant, the person(s) signing this Agreement on behalf of Merchant, and each Guarantor have full power and authority to incur and perform the obligations under this Agreement, all of which have been duly authorized. All organizational and other proceedings required to be taken by Merchant or each Guarantor to authorize the execution, delivery and performance of this Agreement have been taken.

2.4 **Insurance.** Merchant will maintain general liability and business-interruption insurance.

2.5 **Electronic Check Processing Agreement.** Merchant will not change its Processor, add terminals, change its financial institution or bank account(s) or take any other action that could have any adverse effect upon Merchant's obligations under this Agreement without FCG's prior written consent. Any such changes shall be a material breach of this Agreement.

2.6 **Change of Name or Location or Sale or Closing of Business.** Merchant, and any successor in interest of Merchant, will not conduct Merchant's businesses under any name other than as disclosed to FCG, nor shall Merchant change any of its places of business without prior written consent by FCG. Merchant will not sell, dispose, transfer or otherwise convey all or substantially all of its business or assets (including without limitation the Collateral or any portion thereof) without (i) the express prior written consent of FCG, and (ii) the written agreement of any purchaser or transferee assuming all of Merchant's obligations under this Agreement pursuant to documentation satisfactory to FCG. Except as disclosed to FCG in writing, Merchant has no current plans to close its business either temporarily, whether for renovations, repairs or any other purpose, or permanently. Merchant shall not make or send notice of any intended bulk sale or transfer. Merchant agrees that until FCG has received all of the Purchased Amount, Merchant will not voluntarily close its business for renovations, repairs or any other purposes. This provision, however, does not prohibit Merchant from closing its business (i) if such closing is required to conduct renovations or repairs that are required by local ordinance or other legal order, such as from a health or fire inspector, or (ii) if otherwise forced to close by circumstances not reasonably in the control of Merchant. Prior to any closure, Merchant will provide FCG written notice as required by Section 3.5. In the event of a closure, Merchant shall cooperate with FCG and provide sufficient documentation to ascertain whether all or any part of the Purchased Amount may still be recovered.

2.7 **No Diversion of Future Receivables.** Merchant shall not allow any event to occur that would cause a diversion of any portion of Merchant's receivables from the Account or Processor without FCG's written permission.

2.8 **Daily Batch Out.** Merchant will clear and settle Merchant's receivables with the Processor on a daily basis.

2.9 **Estoppel Certificate.** Merchant will at every and all times, and from time to time, upon at least one day's prior notice from FCG to Merchant, execute, acknowledge, and deliver to FCG and/or to any other person, firm or corporation specified by FCG, a statement certifying that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and stating the dates which the Purchased Amount or any portion thereof has been delivered.

2.10 **No Pending or Contemplated Bankruptcy.** As of the date of this Agreement, Merchant is not insolvent and does not contemplate filing for bankruptcy in the next six months and has not consulted with a bankruptcy attorney or filed any petition for bankruptcy protection under Title 11 of the United States Code, or any other law for the relief of debtors, and there has been no involuntary petition brought or pending against Merchant. Merchant further warrants that it does not anticipate filing any such bankruptcy petition, and it does not anticipate that an involuntary petition will be filed against it.

2.11 **Unencumbered Receipts.** Merchant has good, complete, unencumbered and marketable title to all of Merchant's receivables, free and clear of any and all liabilities, liens, claims, changes, restrictions, conditions, options, rights, mortgages, security interests, equities, pledges, and encumbrances of any kind or nature whatsoever or any other rights or interests that may be inconsistent with the transactions contemplated with, or adverse to the interests of, FCG, except as provided in "**Exhibit C**", which contains true and correct information as to the names of all of Merchant's secured creditors and the amounts that Merchant owes of those creditors as of the Effective Date. As of the date hereof, Merchant is not engaged in negotiations either directly or through a broker for any other merchant cash advances or other transactions which would contemplate the sale or encumbrance of Merchant's receivables other than those listed in Exhibit C. To Merchant's, any Owner's or any Guarantor's knowledge, there are no litigations or other proceedings pending or judgments or awards entered against Merchant in any court or tribunal in any jurisdiction concerning Merchant's receivables and there are no outstanding executions or levies concerning Merchant's receivables. In the event Merchant, any Owner or any Guarantor learns that such a proceeding has been filed, it/they/he/she shall immediately provide notice of the proceeding to FCG, which notice shall include the title, forum and case number of the proceeding. Merchant indemnifies and holds harmless FCG for any and all damages and losses (including without limitation legal fees and expenses) incurred by FCG as the result of the representations in this paragraph being untrue, incorrect or incomplete.

2.12 **Business Purpose.** Merchant is a valid business in good standing under the laws of the jurisdiction(s) in which it/they is/are organized and/or operates. Merchant hereby acknowledges that it fully understands that (i) FCG's ability to collect the Purchased Amount (or any portion thereof) is contingent upon Merchant's continued operation of its business and successful generation of the Receipts until the Purchased Amount is delivered to FCG in full, and (ii) that in the event of decreased efficiency or total failure of Merchant's business, FCG's receipt of the full or any portion of the Purchased Amount may be delayed indefinitely. Based on the foregoing, Merchant is entering into this Agreement for the benefit and advancement of Merchant's business operations, and will use the Purchase Price exclusively for the benefit and advancement of Merchant's business operations and will not use any portion of the Purchase Price for any other purpose, including but not limited to consumer, personal, family or household purposes.

2.13 **Defaults under Other Contracts.** Merchant's execution of, and/or performance under this Agreement, will not cause or create an event of default by Merchant under any contract with another person or entity, including without limitation any other merchant cash advance provider or any other creditor.

2.14 **Good Faith.** Merchant is receiving the Purchase Price and selling FCG the Purchased Amount in good faith and will use the Purchase Price funds to maintain and grow Merchant's business. Merchant is not actively working with or being instructed by any debt relief consultant or debt relief attorneys and will not use the Purchase Price to either pay the fees of such consultants or attorneys or pay down prior loans or receipt purchase transactions. Nothing herein limits Merchant's, any Owner's or any Guarantor's right to seek the advice of an independent attorney or financial consultant to advise them with respect to this Agreement.

2.15 **Stacking Prohibited.** Merchant shall not enter into any merchant cash advance, factoring or loan agreement that relates to or involves Merchant's future receivables with any party other than FCG at any time prior to the Expiration Date without (i) written consent of FCG and (ii) the written agreement of the funder or lender to either deliver the Outstanding Purchased Amount to FCG prior to providing funding to Merchant in accordance with paragraph 1.3, or to guaranty all of Merchant's obligations under this Agreement pursuant to documentation satisfactory to FCG. In the event Merchant violates this provision, in addition to any other rights or remedies under this Agreement, FCG may without prior notice to Merchant or declaring Merchant to be in default: (a) assess against Merchant the stacking fee set forth in Appendix A, and/or (b) receive the benefits granted under such subsequently entered transaction, for example in the event that the daily payment (or, if payments are not made daily, the average amount owed for each business day of the payment term) or buy rate (that is the discount rate of the purchase price from the amount of receivables purchased) under such subsequently entered transaction is higher than the Daily Remittance or buy rate hereunder, FCG may either raise the Daily Remittance to an amount that is equal to the amount of such daily payment or raise the buy rate to be equal to the buy rate by which the other funder purchased Merchant's receivables. The remedies hereunder are cumulative and in addition to other remedies available to FCG under this Agreement. Further, FCG may share information regarding this Agreement with any third party in order to determine whether Merchant is in compliance with this provision.

2.16 **No Confessions of Judgment.** Until the Expiration Date, Merchant shall not enter into any affidavits of confession of judgment, or execute a document containing a confession of judgment, with any party without FCG's prior written consent.

2.17 **Protections.** In the event of a misrepresentation or violation of any provision of this Article 2, in addition to any other remedy under this Agreement, FCG may invoke any of the protections listed in paragraph 1.11 hereof immediately and without notice to Merchant.

3. EVENTS OF DEFAULT AND REMEDIES

3.1 **Events of Default.** Without limitation of any other default provision of this Agreement, the occurrence of any of the following events shall constitute an "**Event of Default**" hereunder:

1) Merchant commits any of the acts listed in paragraph 1.11;
2) Merchant, any Owner or any Guarantor violates any term or covenant in this Agreement;
3) Any representation or warranty by Merchant, any Owner or any Guarantor in this Agreement was incorrect, false, or misleading in any material respect when made;
4) The sending of notice of termination by Merchant or any Guarantor or verbally notifying FCG of their intent to breach this Agreement;
5) On five or more occasions, Merchant fails to give FCG advance notice that there will be insufficient funds in the Account such that the ACH of the Daily Amount will not be honored by Merchant's bank, has not requested a reconciliation in accordance with paragraph 1.4, and fails to reasonably respond to FCG's communications seeking to ascertain the circumstances of the insufficient funds;
6) Merchant fails to supply all requested financial documentation and allow for daily monitoring of its bank account;
7) Merchant changes its Processor in violation of the terms of paragraph 2.5;
8) Merchant transfers or sells all or substantially all of its assets without prior notice and written approval from FCG;
9) Merchant makes or sends notice of any intended bulk sale or transfer by Merchant;
10) Merchant uses multiple depository accounts without the prior written consent of FCG;
11) Merchant changes the Account without the prior written consent of FCG; or
12) Merchant closes the Account without the prior written consent of FCG
13) Merchant's bank returns a code other than Not Sufficient Funds (NSF) when declining FCG's attempts to debit Merchant's account, except if the code indicates that a debit is declined because of an act of the bank or a third-party outside of Merchant's control or through no act of Merchant or if merchant gave timely notice that the Account will have insufficient funds such that the ACH of the Daily Amount will not be honored by Merchant's bank and has not requested a reconciliation request in accordance with paragraph 1.4;
14) Merchant defaults under any of the terms, covenants, and conditions of any other agreement with FCG, including without limitation the below Pledge of Security and Guaranty;
15) Any person or entity files a litigation or proceeding or enters a judgment concerning or claiming ownership of Merchant's receivables in any court or tribunal in any jurisdiction (unless Merchant disclosed the same to FCG prior to entering this Agreement and it is listed on Exhibit D); or
16) Merchant applies for, or enters into an agreement for, another form of financing that effects FCG's rights under the Pledge of Security (Section 4 below) without the prior written consent of FCG.

3.2 **Guaranty.** In an Event of Default, FCG may enforce its rights against any Guarantor of this transaction in accordance with the below Guaranty.

3.3 **Remedies.** In case any Event of Default occurs and is not waived pursuant to Section 6.4. hereof, FCG may proceed to protect and enforce its rights or remedies either (a) through the Protections listed in Section 1.11 hereof, or (b) by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein, or to enforce the discharge of Merchant's obligations hereunder (including the Pledge of Security and Guaranty), or any other legal or equitable right or remedy. Upon an Event of Default, the full uncollected Purchased Amount plus any applicable fees due under this Agreement will become due and payable in full immediately. All rights, powers, remedies and Protections of FCG in connection with this Agreement may be exercised at any time by FCG after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers, or remedies provided by law or equity.

3.4 **Attorneys' Fees and Costs.** Merchant and each Guarantor must pay all of FCG's reasonable attorneys' fees and costs associated with (i) any breach by Merchant or any Guarantor of the covenants of this Agreement and enforcement thereof, (ii) any Event of Default, (iii) and exercise by FCG of its rights and remedies under this Agreement, or (iv) any suit, action or proceeding between FCG and Merchant or any Guarantor, arising out of or relating to this Agreement or the transactions contemplated hereby, whether commenced by FCG or by Merchant or any Guarantor, and whether brought in court or in arbitration or in any proceeding to confirm or vacate an arbitration award. FCG shall be entitled, without limitation, to collection agency fees or attorneys' fees (which may include a contingency fee of up to thirty- three percent (33%) of the outstanding Purchased Amount as of the earlier of an Event of Default or the commencement of such proceeding), expert witness fees and costs of suit. FCG shall further be entitled to an award of costs and fees incurred by FCG on any appeal and in making an application for costs and fees (so-called "fees on fees").

3.5 **Equitable Remedies.** Without limitation of any other provision in this Agreement, in the event that Merchant or any Guarantor breach or threaten to breach any of the covenants, representations and warranties in this Agreement, Merchant and each Guarantor hereby consent and agree that FCG shall be entitled to the ex parte (without advanced notice) entry of a preliminary or permanent injunction, temporary restraining order, prejudgment attachment or other equitable relief, including without limitation to protect against such breach or threatened breach, from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security with respect to obtaining or continuing any injunction or temporary restraining order. Further, Merchant and each Guarantor release FCG from, and waive any claim for, damages that may result to Merchant and each Guarantor from FCG obtaining any equitable relief pursuant to this Agreement. If a bond or other security is required, Merchant and each Guarantor consent that its damages would be de minimis and that the amount of the bond or security shall be no more than $500. Merchant and each Guarantor consent to pay the amount of $15,000 as liquidated damages, and not as a penalty, for FCG's successful application for injunctive relief under this paragraph, which the parties agree is a reasonable estimate of the costs for such an application (which shall not be a limitation on the overall amount of attorneys' fees and costs FCG shall be entitled to recover in any action). The amount of liquidated damages shall be awarded to FCG upon prevailing on the initial application for injunctive relief, without the need for FCG to prevail in the ultimate judgment in the proceeding, and Merchant and each Guarantor consents to the court or tribunal including the liquidated amount in the total amounts of any assets to be stayed or attached pursuant to its order granting equitable relief. Merchant and each Guarantor agree that the aforementioned equitable relief shall not diminish any other right or remedy that FCG may have at law or in equity to enforce the provisions of this Agreement. Merchant and each Guarantor agree that any such equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief

3.6 **Required Notifications.** Without limitation of any of Merchant's other obligations under this Agreement, Merchant is required to give FCG written notice (a) within 24 hours of any filing under Title 11 of the United States Code or any other law for the protection of debtors, and (b) at a commercially reasonable (but no less than seven days' time) prior to FCG closing or slowing down its business or transferring, moving, selling, disposing, diverting or otherwise conveying its business and/or assets (including its customers or receivables).

3.7 **Waiver of Separate Entity Rule.** Merchant and each Guarantor waive, to the maximum extent permitted by law, the separate entity rule, such that any notice, demand, lien, levy, prejudgment attachment, post judgment attachment, turnover order, restraining notice or other process served upon any branch, department or unit of Merchant's or any Guarantor's bank, third-party payor, account debtor or other garnishee shall be deemed served regardless of the branch, department or unit served anywhere in the world, and will subject to attachment or collection any and all assets or other interests held by or for the benefit of Merchant or any Guarantor, regardless of the location of the assets or other interests anywhere in the world.

4. PLEDGE OF SECURITY

4.1 **Security Interest.** As security for the performance of any and all liabilities, obligations, covenants or agreements of Merchant under this Agreement (and any future amendments of this Agreement, if any), Merchant hereby pledges to FCG a security interest in and lien ("Pledge") upon: (a) all accounts, chattel paper, documents, equipment, general intangibles, instruments, and inventory, as those terms are each defined in Article 9 of the Uniform Commercial Code (the "UCC"), now or hereafter owned or acquired by Merchant, (b) all proceeds, as that term is defined in Article 9 of the UCC, (c) all funds at any time in the Merchant's Account, regardless of the source of such funds, and (d) present and future electronic check transactions (collectively, the "Collateral"). This Pledge will secure all of FCG's rights under this Agreement and any other agreements now existing or later entered into between Merchant, FCG or an affiliate of FCG. With respect to such Pledge, FCG will have all rights afforded under the UCC, any other applicable law and in equity. Merchant will obtain from FCG written consent prior to granting a security interest of any kind in the Collateral to a third party and any such grant of a security interest without FCG's written consent shall be null and void. Merchant acknowledges and agrees that any security interest granted to FCG under any other agreement between Merchant, any Owner or any Guarantor and FCG will secure the obligations under this Agreement. Merchant agrees to execute any documents or take any action in connection with this security interest as FCG deems necessary to perfect or maintain FCG's first priority security interest in the Collateral, including the execution of any account control agreements. Merchant hereby authorizes FCG to file any financing statements deemed necessary or desirable by FCG to perfect or maintain FCG's security interest without prior notice to Merchant. FCG is authorized to execute all such instruments and documents in Merchant's and each Guarantor's name. The UCC filing may state that such sale is intended to be a sale and not an assignment for security and may state that the Merchant is prohibited from obtaining any financing that impairs the value of the Receipts or FCG's right to collect same. Merchant acknowledges and agrees that FCG's rights pursuant to this Pledge of Collateral and/ or as set forth in any UCC statements filed by FCG shall survive and be incorporated into any judgment FCG may obtain against the Merchant in connection with this Agreement.

4.2 **Remedies.** Upon any Event of Default, FCG may pursue any remedy available at law (including those available under the provisions of the UCC), or in equity to collect, enforce or satisfy any obligations then owing to FCG against the Collateral. This Pledge may be exercised by FCG without notice or demand of any kind by making an immediate withdrawal or freezing the Collateral. FCG shall have the right to notify account debtors at any time. Pursuant to Article 9 of the UCC, as amended from time to time, FCG has control over and may direct the disposition of the Collateral without further consent of Merchant. Merchant hereby represents and warrants that no other person or entity has a security interest in the Collateral (unless disclosed in **Exhibit C**). Merchant and each Guarantor agree not to create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of the Collateral, as applicable. Merchant shall be liable for, and FCG may charge and collect, all costs and expenses, including but not limited to attorneys' fees, which may be incurred by FCG in protecting, preserving and enforcing FCG's security interest and rights.

4.3 **Termination of Pledge.** Upon the full performance by Merchant of Merchant's obligations under this Agreement, the security interest in the Collateral shall automatically terminate without any further act of either party being required, and all rights to the Collateral shall revert to Merchant. Upon any such termination, FCG will execute, acknowledge (where applicable) and deliver such satisfactions, releases and termination statements, as Merchant shall reasonably request.

4.4 **Representations with Respect to Collateral.** Merchant hereby represents and warrants to FCG that the execution, delivery and performance by Merchant of this Pledge and the remedies in respect of the Collateral under this Agreement (i) have been duly authorized; (ii) do not require the approval of any governmental authority or other third party or require any action of, or filing with, any governmental authority or other third party to authorize same (other than the filing of the UCC-1s); and (iii) do not and shall not (a) violate or result in the breach of any provision of law or regulation, any order or decree of any court or other governmental authority, and/or (b) violate, result in the breach of or constitute a default under or conflict with any indenture, mortgage, deed of trust, agreement or any other instrument to which Merchant is a party or by which any of Merchant's assets (including, without limitation, the Collateral) are bound.

4.5 **Further Assurances.** Upon the request of FCG, Merchant, at Merchant's sole cost and expense, shall execute and deliver all such further UCC-1s, continuation statements, assurances and assignments of the Collateral and consents with respect to the pledge of the Collateral and the execution of this Pledge, and shall execute and deliver such further instruments, agreements and other documents and do such further acts and things, as FCG may request in order to more fully effectuate the purposes of this Pledge and the assignment of the Collateral and obtain the full benefits of this Pledge and the rights and powers herein created, and authorizes FCG to make such filings and do such other acts as it deems necessary or desirable to perfect and maintain its security interest.

4.6 **Acknowledgment.** For avoidance of doubt, this Pledge is made for the purpose of securing Merchant's performance of its obligations to FCG and shall not (i) permit FCG to collect the Purchased Amount in the event that Merchant itself is not required to remit it, such as for the reasons set forth in Section 1.9.2. of this Agreement, or (ii) otherwise affect the contingent nature of this transaction.

5. **GUARANTY OF PERFORMANCE**

5.1 **Guaranty.** . As an additional inducement for FCG to enter into this Agreement, each Guarantor hereby provides FCG with this **"Guaranty"**. Each Guarantor hereby irrevocably, absolutely and unconditionally guarantees to FCG prompt, full, faithful and complete performance and observance of all of Merchant's obligations under this Agreement and each Guarantor unconditionally covenants to FCG that if default or breach shall at any time be made by Merchant, each Guarantor shall well and truly perform (or cause to be performed) such obligations and pay all damages and other amounts stipulated in this Agreement with respect to the non-performance of Merchant's obligations, or any of them (collectively, the **"Guaranteed Obligations"**). Each Guarantor shall be jointly and severally liable, together with Merchant, to perform the Guaranteed Obligations. Each Guarantor guarantees Merchant's good faith, truthfulness and performance of all of the representations, warranties, covenants made by Merchant in this Agreement, as each may be renewed, amended, extended, or otherwise modified. The Guaranteed Obligations are due at the time of any breach by Merchant of any representation, warranty, or covenant made by Merchant in this Agreement. For avoidance of doubt, this Guaranty is made for the purpose of securing performance of Merchant's obligations to FCG and, (i) no Guarantor shall be liable to remit the Purchased Amount in the event that Merchant itself is not required to do so, such as for the reasons set forth in Section 1.9.2. of this Agreement, and (ii) this Guaranty does not otherwise affect the contingent nature of this transaction.

5.2 **No Notice.** FCG does not have to notify Guarantor of any of the following events, and Guarantor will not be released from its obligations under this Guaranty if it is not notified of: (i) Merchant's failure to timely remit any amount required under this Agreement; (ii) any adverse change in Merchant's financial condition or business; (iii) any sale or other disposition of any collateral securing the Guaranteed Obligations or any other guaranty of the Guaranteed Obligations; (iv) FCG's acceptance of this Guaranty; and (v) any renewal, extension, or other modification of this Agreement or Merchant's other obligations to FCG. In addition, FCG may take any of the following actions without releasing Guarantor from any of its obligations under this Guaranty: (i) renew, extend, or otherwise modify this Agreement or Merchant's other obligations to FCG; (ii) release Merchant from its obligations to FCG or settle with Merchant; (iii) sell, release, impair, waive, or otherwise fail to realize upon any collateral securing the Guaranteed Obligations or any other guaranty of the Guaranteed Obligations; and (iv) foreclose on any collateral securing the Guaranteed Obligations or any other guaranty of the Guaranteed Obligations in a manner that impairs or precludes the right of Guarantor to obtain reimbursement for payment under this Guaranty.

5.3 **Guarantor's Obligations Severable.** In the event of a breach of this Agreement, FCG may seek recovery from each Guarantor for all of FCG's losses and damages (including without limitation any right to recover costs, attorneys' fees or other amounts as set forth in this Agreement) for the enforcement of FCG's rights under this Guaranty without first seeking to obtain payment from Merchant or any other Guarantor. Merchant and any other guarantor are not necessary parties to any litigation brought under this Guaranty. FCG may proceed in litigation against any Guarantor to enforce the Guaranteed Obligations even if Merchant has filed for bankruptcy protection, provided that Merchant was in default prior to filing for bankruptcy or was otherwise not liable to remit the Purchased Amount, such as for the reasons set forth in Section 1.9.2. of this Agreement, or otherwise affect the contingent nature of this transaction.

5.4 **Guarantor Waiver of Rights.** Until the Purchased Amount and Merchant's other obligations to FCG under this Agreement are paid in full, Guarantor shall not seek reimbursement from Merchant or any other guarantor for any amounts paid by it under this Guaranty. Guarantor permanently waives and shall not seek to exercise any of the following rights that it may have against Merchant, any other guarantor, or any collateral provided by Merchant or any other guarantor, for any amounts paid by it, or acts performed by it, under this Guaranty: (i) subrogation, (ii) reimbursement, (iii) performance, (iv) indemnification or (v) contribution. Each Guarantor knowingly and willingly waive(s) any claims or affirmative defenses that might otherwise be available to Merchant, including without limitation bad faith, unjust enrichment, usury, duress, unconscionability, unfair business practices, consumer protection statutes, champerty, contract of adhesion or fraud (including fraud in the inducement of this Guaranty), except for the defense of payment.

5.5 **Multiple Guarantors.** In the event "Guarantor" (as defined on page 1 of this Agreement) is comprised of more than one individual, then: (i) the term "Guarantor" shall mean, individually and collectively, all such individuals; (ii) each Guarantor is an affiliate of all other Guarantor(s); (iii) the representations, warranties, covenants, obligations and liabilities of each Guarantor shall be joint and several under this Agreement; (iv) the liability of each Guarantor under this Agreement shall be direct and immediate and shall not be conditional or contingent upon the pursuance of any remedies against any other person or entity; and (v) FCG may pursue its rights and remedies under this Agreement against any one or any number of individuals that constitute Guarantor without obligation to assert, prosecute or exhaust any remedy or claim against any other Guarantor or Merchant.

5.6 **Guarantor Acknowledgement.** Each Guarantor acknowledges that he/she/it: (i) is an owner, officer or manager of Merchant and/or will benefit from Merchant and FCG entering into this Agreement; (ii) irrevocably, absolutely and unconditionally guarantees to FCG performance of all of the obligations of Merchant under this Agreement; (iii) is bound by the Jury Trial and Class Action Waiver provisions below; (iii) understands the seriousness of the provisions of this Guaranty; (iv) has had a full opportunity to consult with counsel of his/her/ its choice; and (v) has consulted with counsel or has decided not to avail himself/herself/itself of that opportunity.

6. **MISCELLANEOUS**

6.1 **Modifications.** No modification, amendment, waiver or consent of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Merchant and FCG. The parties may enter into one or more written addendums to this Agreement (in addition to any exhibits) that modify, clarify or supplement the terms of this Agreement.

6.2 **Binding Effect; Assignment.** This Agreement shall be binding upon and inure to the benefit of Merchant, FCG, and their respective successors and assigns. FCG may assign, transfer or sell its rights to receive the Purchased Amount or delegate its duties hereunder, either in whole or in part, with or without prior written notice to Merchant. Merchant may not assign, transfer or sell its rights or obligations under this Agreement without an express written modification of this Agreement.

6.3 **Notices.** Except as otherwise provided herein, all notices, requests, consents, demands, and other communications hereunder shall be delivered (i) to FCG, by email to underwriting@foxbusinessfunding.com or fax to 866-557-0455, or (ii) to Merchant or Guarantor, by email, fax or mail at the contact information set forth in this Agreement. Merchant and each Guarantor shall promptly notify FCG of any change to its contact information. Notices to FCG shall become effective only upon receipt by FCG. Notices to Merchant and any Guarantor shall be effective when sent by email or fax, or three days after mailing.

6.4 **Waiver of Remedies.** No failure on the part of FCG to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. The remedies provided hereunder are cumulative and not exclusive of any remedies provided by law or equity.

6.5 **Governing Law, Venue, and Jurisdiction.** This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regards to any applicable principles of conflicts of law. Any suit, action, or proceeding arising out of or relating to this Agreement or the transaction contemplated herein or the interpretation, performance, or breach hereof, shall be instituted in any federal or state court sitting in the State of New York (the "Acceptable Forums"), provided that FCG may institute suit in another forum. Merchant, each Guarantor and each Owner agree that the Acceptable Forums are convenient to them, and submit to the personal jurisdiction of the Acceptable Forums and waive any and all objections to jurisdiction or venue in the Acceptable Forums. Should a proceeding be initiated by Merchant, any Guarantor or any Owner in any other forum, Merchant, each Guarantor and each Owner waives any right to oppose any motion or application made by FCG to dismiss such proceeding, to remove and/or transfer the proceeding to an Acceptable Forum, and for an anti-suit injunction against such proceeding (which FCG may make in the Acceptable Forums). ADDITIONALLY, MERCHANT, EACH OWNER AND EACH GUARANTOR WAIVE PERSONAL SERVICE OF ANY SUMMONS AND/OR COMPLAINT OR OTHER PROCESS TO COMMENCE ANY LITIGATION AND AGREE THAT SERVICE OF SUCH DOCUMENTS SHALL BE EFFECTIVE AND COMPLETE IF SENT BY PRIORITY MAIL OR FIRST CLASS MAIL TO THE MAILING ADDRESS(ES), AND EMAILED TO THE EMAIL ADDRESS, LISTED ON PAGE 1 OF THIS AGREEMENT OR THE UPDATED MAILING AND EMAIL ADDRESS IN ACCORDANCE WITH PARAGRAPH 6.3. SERVICE SHALL BE EFFECTIVE 5 DAYS AFTER THE MAILING. MERCHANT WILL THEN HAVE 30 CALENDAR DAYS AFTER SERVICE IS COMPLETE IN WHICH TO APPEAR IN THE ACTION OR PROCEEDING.

6.6 **Statute of Limitations.** Merchant, Owner and each Guarantor agree that notwithstanding any other statute of limitations or repose or tolling under state or federal law (including any statute permitting equitable recoupment), there shall be shall be a one (1) year statute of limitations from the date of accrual of a cause of action or defense with respect to the filing or interposing of any claim, defense suit, action or proceeding by Merchant, Owner and any Guarantors that arises out of or relates to this Agreement, the transaction contemplated herein, or the interpretation, performance of breach hereof. If such a claim is filed more than one (1) year after accrual it shall be time-barred, regardless of the nature of the cause of action. This provision does not apply to claims by FCG against Merchant, Owner or any Guarantor.

6.7 **Survival of Representations.** All representations, warranties, and covenants herein shall survive the execution and delivery of this Agreement and shall continue in full force until all obligations under this Agreement shall have been satisfied in full and this Agreement shall have terminated.

6.8 **Interpretation.** This Agreement embodies the arms-length negotiation and mutual agreement between the parties and shall not be construed against any party as having been drafted by such party. As such, the parties further agree that this Agreement has been jointly drafted, so that in the event any portion, word, clause, phrase, sentence, or paragraph of this Agreement is deemed ambiguous, said ambiguity shall not be construed against any of the parties.

6.9 **Severability.** In case any of the provisions in this Agreement is found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of any other provision contained herein shall not in any way be affected or impaired. Any provision hereof prohibited by law shall be ineffective only to the extent of such prohibition without invalidating the remaining provisions hereof.

6.10 **FCG's Consent.** Merchant agrees that in every instance in which Merchant's rights under this Agreement are contingent upon first obtaining FCG's consent, such consent may be withheld, granted or conditioned at FCG's sole and absolute discretion. For avoidance of doubt, this discretion does not apply to FCG's obligation to provide a reconciliation to Merchant under Section 1.4.1-1.4.2.

6.11 **Consultation.** Merchant represents that it is a business operated by one or more experienced business persons. The person(s) authorized to make management and financial decisions on behalf

Merchant with respect to this Agreement either (i) have such knowledge, experience and skill in financial and business matters in general and with respect to transactions of a nature similar to the one contemplated by this Agreement so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, Merchant entering into this Agreement, or (b) have consulted with such other persons as are capable of advising Merchant with respect to the transaction. Such person (s): (i) has read and fully understands the content of this Agreement; (ii) has received all information that such persons deemed necessary to make an informed decision with respect to a transaction contemplated by this Agreement; and (iii) has had unrestricted opportunity to make such investigation as such person desired pertaining to the transaction contemplated by this Agreement and to verify any such information furnished to him or her by FCG. In the event such person(s) has not done any of the foregoing, he or she has knowingly and intentionally waived the opportunity to do so.

6.12 **Entire Agreement.** This Agreement (including any exhibits or addendums) embodies the entire agreement between Merchant, each Guarantor and each Owner and FCG and supersedes all prior agreements, understandings or oral or written representations relating to the subject matter hereof. Merchant each Guarantor and each Owner represent that they have no inducements, representations, or promises by FCG, anyone acting on FCG's behalf, or any broker that may have solicited each Guarantor and each Owner to enter into this or any other agreement, other than as expressly set forth herein. No course of performance or other conduct subsequently pursued or acquiesced in, and no oral agreement or representation subsequently made, by FCG, anyone acting on its behalf, or any broker, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, shall amend this Agreement or impair or otherwise affect Merchant's, each Guarantor's and each Owner's obligations pursuant to this Agreement or any rights and remedies of the parties hereto.

6.13 **JURY TRIAL WAIVER.** THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY COURT IN ANY SUIT, ACTION, OR PROCEEDING ON ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OF THE TRANSACTION CONTEMPLATED HEREIN. THE PARTIES HERETO ACKNOWLEDGE THAT EACH MAKES THIS WAIVER KNOWINGLY, WILLINGLY AND VOLUNTARILY AND WITHOUT DURESS, AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH THEIR ATTORNEYS.

6.14 **CLASS ACTION WAIVER.** TO THE EXTENT PERMITTED BY LAW, THE PARTIES AGREE THAT ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OF THE TRANSACTION CONTEMPLATED MUST BE PURSUED ON AN INDIVIDUAL BASIS ONLY. THE PARTIES WAIVE ANY RIGHT TO COMMENCE OR BE A PARTY TO ANY CLASS, COLLECTIVE OR REPRESENTATIVE ACTION OR TO BRING JOINTLY OR COLLECTIVELY ANY CLAIM. TO THE EXTENT MERCHANT IS PERMITTED BY LAW OR COURT OF LAW TO PROCEED WITH A CLASS OR REPRESENTATIVE ACTION AGAINST FCG, THE PARTIES AGREE THAT: (1) MERCHANT SHALL NOT BE ENTITLED TO RECOVER ATTORNEYS' FEES OR COSTS ASSOCIATED WITH PURSUING THE CLASS, COLLECTIVE OR REPRESENTATIVE ACTION; AND (2) THE PARTY WHO INITIATES OR PARTICIPATES AS A MEMBER OF THE CLASS WILL NOT SUBMIT A CLAIM OR OTHERWISE PARTICIPATE IN ANY RECOVERY SECURED THROUGH THE CLASS, COLLECTIVE OR REPRESENTATIVE ACTION.

6.15 **ARBITRATION.** FCG HAVE THE RIGHT TO REQUEST THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN FCG AND MERCHANT, ANY GUARANTOR OR ANY OWNER, WHETHER ARISING OUT OF OR RELATING TO THE CONSTRUCTION AND INTERPRETATION OF THIS AGREEMENT OR OTHERWISE (INCLUDING WITHOUT LIMITATION CLAIMS FOR FRAUD, MISREPRESENTATION, INTENTIONAL TORT, NEGLIGENT TORT OR UNDER ANY LOCAL, STATE OR FEDERAL STATUTE OR RULE), BE SUBMITTED TO ARBITRATION BEFORE AND IN ACCORDANCE WITH THE COMMERCIAL RULES OF THE AMERICAN ARBITRATION ASSOCIATION IN NEW YORK, NEW YORK. FCG MAY DEMAND THAT SUCH DISPUTE BE SUBMITTED TO ARBITRATION EITHER BY (I) SENDING A WRITTEN NOTICE OF INTENT TO ARBITRATE TO ALL OTHER PARTIES IN ACCORDANCE WITH THE NOTICE PROVISION IN PARAGRAPH 6.5 OF THIS AGREEMENT, OR (II) SENDING A WRITTEN NOTICE OF INTENT TO ARBITRATE TO THE ATTORNEY OF RECORD FOR MERCHANT, ANY GUARANTOR OR ANY OWNER WHO HAS BROUGHT ANY ACTION OR PROCEEDING BEFORE ANY COURT OR TRIBUNAL AGAINST FCG. INITIALLY, THE PARTIES WILL SPLIT THE ARBITRATION FILING FEE, ADMINISTRATION FEE AND ARBITRATOR FEE. IF FCG PREVAILS IN ARBITRATION, THE ARBITRATOR MAY AWARD TO FCG ITS ATTORNEYS' FEES (IN ACCORDANCE WITH PARAGRAPH 4.4 OF THIS AGREEMENT) AND SHARE OF THE ARBITRATION FILING FEE, ADMINISTRATION FEE AND ARBITRATOR FEE. MERCHANT, ANY GUARANTOR AND ANY OWNER MAY OPT OUT OF THIS ARBITRATION PROVISION BY SENDING FCG A NOTICE THAT HE, SHE OR IT DOES NOT WANT THIS PROVISION TO APPLY IN ACCORDANCE WITH PARAGRAPH 6.3 WITHIN 14 DAYS AFTER THE EFFECTIVE DATE OF THIS AGREEMENT.

6.16 **ACKNOWLEDGEMENT.** EACH OF THE PARTIES ACKNOWLEDGES THAT IT: (I) HAS READ THIS AGREEMENT AND FULLY UNDERSTANDS THE CONTENTS AND LEGAL EFFECTS THEREOF; (II) HAS BEEN GIVEN A REASONABLE AMOUNT OF TIME TO CONSIDER THIS AGREEMENT; (III) HAS BEEN ADVISED TO SEEK COUNSEL AS TO THE MEANING AND CONSEQUENCES OF THIS AGREEMENT; (IV) HAS BEEN SO ADVISED BY COUNSEL TO THE MEANING AND CONSEQUENCES OF THIS AGREEMENT OR HAS VOLUNTARILY WAIVED PROCUREMENT OF COUNSEL; (V) DESIRES TO ENTER INTO THIS AGREEMENT AND IS DOING SO KNOWINGLY, VOLUNTARILY AND WITHOUT COERCION OR DURESS; AND (VI) HAS NOT RELIED ON ANY REPRESENTATIONS, PROMISES, OR AGREEMENTS OF ANY KIND MADE TO HIM, HER OR IT IN CONNECTION WITH HIS, HER OR ITS DECISION TO ACCEPT AND SIGN THIS AGREEMENT EXCEPT THOSE EXPRESSLY SET FORTH IN THIS DOCUMENT.

6.17 **Facsimile & Digital Acceptance.** This Agreement can be signed in one or more counterparts, each of which shall constitute an original and all of which when taken together, shall constitute one and the same agreement. Facsimile, email, PDF or digital signatures hereon shall be deemed acceptable for all purposes. This Agreement shall be valid and in force even if it is not initialed.

In witness whereof, the parties have executed this Agreement as of the date first listed above.

FOR MCA WESTOVER HILLS OPERATING COMPANY, LLC		OWNER/GUARANTOR #1

By:	/s/ James Thaddeus Walesa	By:	/s/ James Thaddeus Walesa
Name:	JAMES THADDEUS WALESA	Name:	JAMES THADDEUS WALESA
Title:	CEO

Fox Capital Group, Inc.

By:
Name:
Title:

Fox Capital Group, Inc.

P: (800) 895-4424 | F: 866-557-0455 | underwriting@foxbusinessfunding.com

ADDENDUM TO SECURED MERCHANT AGREEMENT FOR WEEKLY REMITTANCE

WHEREAS Fox Capital Group, Inc. (“FCG”) and MCA WESTOVER HILLS OPERATING COMPANY, LLC (“Merchant”) are parties to the Secured Merchant Agreement, dated July 20, 2022 (the “Agreement”); and

WHEREAS, Merchant requested that for Merchant’s convenience FCG make weekly debits toward the Purchased Amount instead of debits of the Daily Remittance each business day, and FCG grants Merchant’s request as a courtesy to Merchant;

NOW, THEREFORE, it is agreed as follows:

1.	Definitions. Except as otherwise defined in this Addendum, all capitalized terms have the same meaning as in the Agreement. The Term “Weekly Remittance” means the following amount, $3,771.90, which is a good faith approximation of five times the Daily Remittance. The term “Payment Day” means Monday, the day of the week on which payment of the Weekly Remittance is due.

2.	Weekly Remittance. Without modification or waiver of any term of the Agreement and as a courtesy to Merchant, rather than debiting the Daily Remittance each business day, FCG will debit the Weekly Remittance from the Account once each week on every Payment Day that is not a bank holiday until such time as FCG receives payment in full of the Purchased Amount or until FCG elects to revoke or cancel this Addendum. If any Payment Day falls on a bank holiday, FCG will debit the Weekly Remittance on the next business day following that Payment Day. If the next business day falls during the next week, FCG will debit the Weekly Remittance for both weeks during that following week and which will result in FCG debiting twice in a week. By way of example only, if the Payment Day is Friday and the next business day falls the following Monday, FCG will debit the Weekly Remittance on Monday and Friday of that following week. Nothing herein prevents an adjustment of the Daily Remittance under paragraph 1.4 of the Agreement, in which case the Weekly Remittance will be adjusted accordingly.

3.	Revocation. FCG in its sole and absolute discretion may revoke or cancel this Addendum at any time and for any reason upon 24 hours’ notice by email to the Merchant. Upon revocation or cancellation of this Addendum, FCG may resume regular debiting of the Daily Remittance in the manner set forth in the Agreement. If Merchant is aware that there will be insufficient funds in the Account such that the debit of the Daily Remittance will not be honored by Merchant’s bank, Merchant shall notify FCG within 18 hours of receiving FCG’s email notice.

FOR MCA WESTOVER HILLS OPERATING COMPANY, LLC		AGREED AND ACCEPTED:

FOR FOX CAPITAL GROUP, INC.

Signature:	/s/ James Thaddeus Wales	By:
Name:	JAMES THADDEUS WALESA	Name:
Title:	CEO	Title:

EXHIBIT D

List of Additional Entities Included in the Definition of the Term “Merchant” That Have Sold Future Receipts and Granted FCG a Blanket Security Interest

FLASH PARTNERS, LLC

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